Exhibit 99.4



                                                              November 20, 1998
Mr. Paul Wood
WEC Company
Madison Dearborn Partners, Inc.
Three First National Plaza
Chicago, IL  60602

Dear Paul:

         With respect to your letters dated November 17 and November 18, 1998, we have several observations. First, as you well know, Alamo's decline in results for the first nine months of 1998 as compared with 1997 is attributable primarily to the Rhino International settlement (which you supported and to which WEC formally consented), this past summer's severe drought in the South and Southwest and the onset of a cyclical decline (as opposed to a decline that would be anticipated to have long-term effects) in the agricultural industry, which occurs from time to time and is a normal and expected cost of doing business in the agricultural equipment industry. These events have not had a material adverse effect on Alamo's financial condition, value, results or prospects.

         We agree that actual results have fallen short of projections that we have delivered to you before and since the date of the Merger Agreement. However, as you must recall, you and your counsel requested several times during the course of negotiations that Alamo make certain representations and warranties concerning projections. We refused to do so on the basis that, as we told you then, projections are speculative and subject to inherent uncertainty. A shortfall in actual results versus projections, as to which we made no warranty, does not demonstrate the existence of a material adverse effect on anything.

         For the record, I did not receive your letter of November 17 and still have not received it. I received a fax from Brown & Wood LLP at 10:49 a.m. on November 18 while we were in the directors meeting after the special shareholders meeting.

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         Although  your  correspondence  reflects  an  intent  to  avoid  your contractual obligations, we are of the view that we have a firm merger agreement that requires all parties to work towards closing.

                                             Very truly yours,

                                             ALAMO GROUP INC.



                                            /s/ Donald Douglass by JAS
                                            Donald J. Douglass
                                            Chairman